------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              SCHNEIDER, JOSEPH P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                           C/O LACROSSE FOOTWEAR, INC.
                           18550 NE RIVERSIDE PARKWAY
--------------------------------------------------------------------------------
                                    (Street)

                             PORTLAND, OREGON 97230
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                          LACROSSE FOOTWEAR, INC.(BOOT)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

                                 January 2, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President and Chief Executive Officer
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                          2A.                    4.                              Amount of      Owner-
                                          Deemed                 Securities Acquired (A) or      Securities     ship
                             2.           Execution 3.           Disposed of (D)                 Beneficially   Form:     7.
                             Transaction  Date, if  Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct    Nature of
                             Date         any       Code         ------------------------------- ing Reported   (D) or    Indirect
1.                           (Month/      (Month/   (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security            Day/         Day/      ------------     Amount      or    Price     (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 01/13/03                Z        V      10,000      A                 94,650       D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           By Voting
Common Stock                 01/13/03                Z        V      10,000      D                117,254       I            Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                          As Trustee
                                                                                                                           of Voting
Common Stock                 01/13/03                Z        V    110,000(1)    D               2,496,555(2)   I            Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        As Custodian
Common Stock                                                                                        3,000       I       for Children
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or              3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
              Exer-           Deemed   4.       Securities    Date              Securities        Price    cially    ity:    In-
              cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price   Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of      action  Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of      Deriv-  Date    if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative    ative   (Month/ (Month/  8)       4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security      Secur-  Day/    Day/     ------   ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)    ity     Year)   Year)    Code V    (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $13.00                                          (3)      4/7/04    *       7,500              7,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $11.25                                          (4)      1/3/05    *       2,500              2,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $9.06                                           (5)      1/2/06    *       3,500              3,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)         $10.875                                          (6)      1/2/07    *       2,500              2,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)         $14.25                                           (7)      1/2/08    *       2,500              2,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $8.625                                          (8)      1/2/09    *       3,500              3,500     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $4.44                                           (9)      1/3/10    *       5,000              5,000     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $3.13                                           (10)     1/2/11    *      25,000             25,000     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $3.40                                           (11)     1/2/12    *      23,350             23,350     D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option
(Right to
Buy)          $2.58   1/2/03           A        30,000        (12)     1/2/13    *      30,000             30,000     D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:
*     Common Stock
(1)   Reflects withdrawals from the voting trust by persons other than the reporting person.
(2)   The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(3)   This option becomes exercisable in 20% increments on April 7, 1995, 1996, 1997, 1998 and 1999, respectively.
(4)   This option becomes exercisable in 20% increments on January 3, 1996, 1997, 1998, 1999 and 2000, respectively.
(5)   This option becomes exercisable in 20% increments on January 2, 1997, 1998, 1999, 2000 and 2001, respectively.
(6)   This option becomes exercisable in 20% increments on January 2, 1998, 1999, 2000, 2001 and 2002, respectively.
(7)   This option becomes exercisable in 20% increments on January 2, 1999, 2000, 2001, 2002 and 2003, respectively.
(8)   This option becomes exercisable in 20% increments on January 2, 2000, 2001, 2002, 2003 and 2004, respectively.
(9)   This option becomes exercisable in 20% increments on January 3, 2001, 2002, 2003, 2004 and 2005, respectively.
(10)  This option becomes exercisable in 20% increments on January 2, 2002, 2003, 2004, 2005 and 2006, respectively.
(11)  This option becomes exercisable in 20% increments on January 2, 2003, 2004, 2005, 2006 and 2007, respectively.
(12)  This option becomes exercisable in 20% increments on January 2, 2004, 2005, 2006, 2007 and 2008, respectively.

                                                                                  JOSEPH P. SCHNEIDER

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.                                                       /s/ Luke E. Sims                         1/14/03
                                                                                  -------------------------------------   ----------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ** Signature of Reporting Person           Date
                                                                                  Luke E. Sims, Attorney-in-Fact

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2